Exhibit (m)(4)

APPENDIX A

SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

AMENDED AND RESTATED JULY 22, 2016

Name of Fund	Name of Class	Aggregate Service Fee[1] (%)
ClearBridge Variable Aggressive Growth Portfolio	Class I Class II	None 0.25

ClearBridge Variable Appreciation Portfolio	Class I Class II	None 0.25

ClearBridge Variable Dividend Strategy Portfolio	Class I Class II	None 0.25

ClearBridge Variable Large Cap Growth Portfolio	Class I Class II	None 0.25

ClearBridge Variable Large Cap Value Portfolio	Class I Class II	None 0.25

ClearBridge Variable Mid Cap Portfolio (f/k/a ClearBridge Variable Mid Cap Core Portfolio)	Class I Class II	None 0.25

ClearBridge Variable Small Cap Growth Portfolio	Class I Class II	None 0.25

[1]	Expressed as an annual rate of the average daily net assets of the Fund attributable to that Class

Name of Fund	Name of Class	Aggregate Service Fee[1] (%)
EnTrustPermal Alternative Select VIT Portfolio (f/k/a Permal Alternative Select VIT Portfolio)	Class I Class II	None 0.25

QS Legg Mason Dynamic Multi-Strategy VIT Portfolio	Class I Class II	None 0.25

QS Variable Conservative Growth (f/k/a QS Legg Mason Variable Conservative Growth)		None

QS Variable Growth (f/k/a QS Legg Mason Variable Growth)		None

QS Variable Moderate Growth (f/k/a QS Legg Mason Variable Moderate Growth)		None